Exhibit 99.2

Dear Shareholder:

I am pleased to announce that Porter Bancorp’s Board of Directors declared a 5% stock dividend in addition to our quarterly cash dividend.  The stock dividend highlights our record performance for the first nine months of 2008 and our positive outlook for the future.

We recently reported record earnings for our third quarter ended September 30, 2008, as well as continued growth in loans, deposits and assets for the first nine months of 2008.  Our performance this year benefited from the expansion of our markets and the contribution from acquisitions completed over the past year. We also benefited from the strength and quality of the Kentucky markets we serve and their resiliency in light of the softening national economy.

The stock dividend will be payable on November 10, 2008, to shareholders of record as of November 3, 2008. The dividend shares will be in the form of an electronic deposit with our transfer agent, American Stock Transfer.  Any fractional shares resulting from the stock dividend will be rounded up and credited to your account. You will receive a statement from American Stock Transfer following the payment date that will include information regarding your dividend shares.  You will not receive a stock certificate for the dividend shares.

We value your investment in Porter Bancorp and are pleased to reward shareholders with the stock dividend.  We believe the additional shares will contribute to increased trading activity and liquidity in our stock.

Maria L. Bouvette
President and CEO